Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 433 Registration No. 333-190038 April 1, 2014

$ Autocallable Notes Due October 16, 2014 Linked to the S&P GSCI® Natural Gas Index Excess Return Global Medium-Term Notes, Series A
General
•
The Notes are designed for investors who seek early exit prior to maturity at a premium if (a) on any one of the Review Dates the closing level of the Underlier is greater than or equal to the Call Value specified below or (b) the Final Underlier Value is greater than or equal to the Call Value specified below.  If the Notes are not called and the Final Underlier Value is less than the Barrier Value, the Notes will be fully exposed to the decline in the Underlier, and investors will lose some or all of their investment at maturity.  Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the Notes are called.

•	The first Review Date, and therefore the earliest date on which an automatic call may be triggered, is July 7, 2014†
•	Senior unsecured obligations of Barclays Bank PLC maturing October 16, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes are expected to price on or about April 4, 2014† (the “Pricing Date”) and are expected to issue on or about April 9, 2014† (the “Issue Date”).
Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:
S&P GSCI® Natural Gas Index Excess Return (Bloomberg ticker symbol “SPGCNGP <Index>”) (the “Underlier”).  For a description of the Underlier, see the information set forth under “Description of the Underlier” in this free writing prospectus.

Automatic Call Feature:
The Notes will be called if (a) the closing level of the Underlier on any Review Date is greater than or equal to the Call Value or (b) the Final Underlier Value is greater than or equal to the Call Value.  If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the Call Price.  No further amounts will be owed to you under the Notes.

Call Value:	, which is 100% of the Initial Underlier Value
Call Price:	$1,048.50 per $1,000 principal amount Note, which represents the principal amount plus a call premium equal to 4.85% of the principal amount (the “Call Premium”)
Payment at Maturity:
If the Notes are not called and the Final Underlier Value is greater than or equal to the Barrier Value, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note equal to the principal amount of your Notes at maturity.
If the Notes are not called and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value.  Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:
$1,000 + ($1,000 × Underlier Return)
If the Notes are not called and the Final Underlier Value is less than the Barrier Value, the Notes will be fully exposed to the decline in the Underlier and you will lose some or all of your investment at maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Barrier Value:	, which is 85.00% of the Initial Underlier Value
Initial Underlier Value:	, which is the closing level of the Underlier on the Pricing Date
Change in Law Redemption Event:
Upon the occurrence of a Change in Law (as defined under “Supplemental Terms of the Notes” below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the Redemption Amount on the Redemption Date. See “Supplemental Terms of the Notes—Change in Law Redemption Event” below.

Hedging Disruption Redemption Event:
Upon the occurrence of a Hedging Disruption Event (as defined under “Supplemental Terms of the Notes” below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion in accordance with the procedures set forth herein at the Redemption Amount on the Redemption Date.  See “Supplemental Terms of the Notes—Hedging Disruption Redemption Event” below.

Redemption Amount:
In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the Redemption Amount will reflect a value of the Notes determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the Underlier, the futures contracts comprising the Underlier, the structure of the Notes and any other information that it deems relevant.

Redemption Date:
The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

(Key Terms continued on the next page)
	Initial Issue Price1	Price to Public2	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.50%	99.50%
Total	$●	$●	$●	$●
1
Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $955.00 and $986.60 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-15 of this free writing prospectus.

2
The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 0.50%, is 99.50%.  The price to the public for all other purchases of Notes is 100%.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan Placement Agent

Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The arithmetic average of the closing levels of the Underlier on the Averaging Dates
Averaging Dates†:	October 6, 2014, October 7, 2014, October 8, 2014, October 9, 2014 and October 10, 2014 (October 10, 2014, the “Final Valuation Date”)
Review Dates†:	Each scheduled trading day from and including July 7, 2014 to but excluding October 6, 2014.
Call Settlement Date†:
Five (5) business days following the applicable Review Date; provided that if the Notes are called because the Final Underlier Value is greater than or equal to the Call Value, the Call Settlement Date will be the Maturity Date

Maturity Date†:	October 16, 2014
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UBQ6 / US06741UBQ67
†
Expected. In the event we make any change to the expected Pricing Date or Issue Date, the Review Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.  In addition, the Review Dates, the Averaging Dates and the Maturity Date are subject to postponement.  See “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities or Commodities Futures Contracts” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES
You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The Notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

SUPPLEMENTAL TERMS OF NOTES

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to:  (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the Redemption Amount on the Redemption Date.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by

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any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the Pricing Date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

Upon the occurrence of a Hedging Disruption Event, we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion in accordance with the provisions set forth herein at the Redemption Amount on the Redemption Date upon the occurrence of a Hedging Disruption Event.  A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”).

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What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performance for the Underlier?

The following table and examples illustrate the hypothetical payment upon an automatic call or at maturity and hypothetical total return upon an automatic call or at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment upon an automatic call or at maturity per $1,000 principal amount Note to $1,000.  The table and examples set forth below assume an Initial Underlier Value of 41.34914, which would result in a Barrier Value of 35.14677 (85.00% of the Initial Underlier Value), and the closing levels and Final Underlier Values as set forth below.  The table and examples set forth below also assume that no Change in Law Redemption Event or a Hedging Disruption Redemption Event occurs during the term of the Notes.  The actual Initial Underlier Value and Barrier Value will be determined on the Pricing Date, and the actual Final Underlier Value will be the arithmetic average of the closing levels of the Underlier on the Averaging Dates.  Each hypothetical payment upon an automatic call or at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment upon an automatic call or at maturity or total return applicable to a purchaser of the Notes.  There will be only one payment on the Notes whether upon an automatic call or at maturity.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The table and examples below do not take into account any tax consequences from investing in the Notes.

Closing Level / Final Underlier Value*	Underlier Return	Notes are called on or prior to the Final Valuation Date		Notes are not called on or prior to Final Valuation Date
		Payment on Call Settlement Date	Total Return on Notes	Payment at Maturity	Total Return on Notes
82.69828	100.00%	$1,048.50	4.85%	N/A	N/A
78.56337	90.00%	$1,048.50	4.85%	N/A	N/A
74.42845	80.00%	$1,048.50	4.85%	N/A	N/A
70.29354	70.00%	$1,048.50	4.85%	N/A	N/A
66.15862	60.00%	$1,048.50	4.85%	N/A	N/A
62.02371	50.00%	$1,048.50	4.85%	N/A	N/A
57.88880	40.00%	$1,048.50	4.85%	N/A	N/A
53.75388	30.00%	$1,048.50	4.85%	N/A	N/A
49.61897	20.00%	$1,048.50	4.85%	N/A	N/A
47.55151	15.00%	$1,048.50	4.85%	N/A	N/A
45.48405	10.00%	$1,048.50	4.85%	N/A	N/A
43.41660	5.00%	$1,048.50	4.85%	N/A	N/A
41.34914	0.00%	$1,048.50	4.85%	N/A	N/A
39.28168	-5.00%	N/A	N/A	$1,000.00	0.00%
37.21423	-10.00%	N/A	N/A	$1,000.00	0.00%
35.14677	-15.00%	N/A	N/A	$1,000.00	0.00%
33.07931	-20.00%	N/A	N/A	$800.00	-20.00%
28.94440	-30.00%	N/A	N/A	$700.00	-30.00%
24.80948	-40.00%	N/A	N/A	$600.00	-40.00%
20.67457	-50.00%	N/A	N/A	$500.00	-50.00%
16.53966	-60.00%	N/A	N/A	$400.00	-60.00%
12.40474	-70.00%	N/A	N/A	$300.00	-70.00%
8.26983	-80.00%	N/A	N/A	$200.00	-80.00%
4.13491	-90.00%	N/A	N/A	$100.00	-90.00%
0.00000	-100.00%	N/A	N/A	$0.00	-100.00%

* Closing Level / Final Underlier Value in the table set forth above represents the hypothetical closing level of the Underlier on the applicable Review Date or the hypothetical Final Underlier Value of the Underlier as determined on the Averaging Dates.

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Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The closing level of the Underlier on one of the Review Dates is 49.61897, which is higher than the Call Value of 41.34914, resulting in an automatic call.

Because the closing level of the Underlier on a Review Date is greater than or equal to the Call Value of 41.34914, the Notes are called.  Upon automatic call, the investor receives a single payment equal to the Call Price of $1,048.50 per $1,000 principal amount Note.

In this example, even though the Underlier has appreciated by 20.00% from the Initial Underlier Value as of the relevant Review Date, the total return on the Notes is limited to the Call Premium of 4.85%.

Example 2: The Notes are not called and the value of the Underlier decreases from the Initial Underlier Value of 41.34914 to a Final Underlier Value of 37.21423, resulting in an Underlier Return of -10.00%.

Because the closing level of the Underlier is less than the Call Value of 41.34914 on all of the Review Dates and the Final Underlier Value is less than the Call Value of 41.34914, the Notes are not called.  Because the Final Underlier Value of 37.21423 is greater than or equal to the Barrier Value, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

The total return on the Notes is 0.00%.

Example 3: The Notes are not called and the value of the Underlier decreases from the Initial Underlier Value of 41.34914 to a Final Underlier Value of 24.80948, resulting in an Underlier Return of -40.00%.

Because the closing level of the Underlier is less than the Call Value of 41.34914 on all of the Review Dates and the Final Underlier Value is less than the Call Value of 41.34914, the Notes are not called.  Because the Final Underlier Value of 24.80948 is less than the Barrier Value and the Underlier Return is -40.00%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

$1,000 + ($1,000 × -40.00%) = $600.00

The total return on the Notes is -40.00%.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments — The Review Dates, the Averaging Dates, the Maturity Date and the Underlier are subject to adjustment as described in the following sections of the prospectus supplement:

o
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices— Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities or Commodities Futures Contracts.”  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date; and

o	For a description of further adjustments that may affect the Underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”
•
Tax Consequences — You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as prepaid forward contracts with respect to the Underlier.  Assuming this treatment is respected, upon a sale or exchange of your Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your Notes, which should equal the amount you paid to acquire your Notes.  This gain or loss should be short-term capital gain or loss, whether or not you are an initial

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purchaser of Notes at the original issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier, any commodity futures contracts underlying the Underlier or any commodity underlying such futures contracts.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

o
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks discussed under the headings above, you should consider the following:

•
You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity.  If the Notes are not called and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value.  Accordingly, if the Notes are not called and the Final Underlier Value is less than the Barrier Value, the Notes will be fully exposed to the decline in the Underlier and you will lose some or all of your investment at maturity.

•
Your Maximum Gain on the Notes Is Limited to the Call Premium — If the Notes are called, for each $1,000 principal amount Note, you will receive the Call Price of $1,000 plus a predetermined percentage of the principal amount, regardless of any appreciation in the Underlier, which may be significant.  We refer to this percentage as the Call Premium, which is equal to 4.85%.  Accordingly, if the Notes are called, you will receive the maximum payment of $1,048.50 per $1,000 principal amount of Notes, regardless of any appreciation of the Underlier in excess of the Call Premium, which means that you will not participate in any appreciation of the Underlier in excess of the Call Premium and your return on the Notes will be less than the appreciation of the Underlier if the appreciation of the Underlier is greater than the Call Premium.

•
Credit of Issuer — The Notes are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•
Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity.  Although the Notes provide for the repayment of your principal at maturity if the Final Underlier Value is greater than or equal to the Barrier Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if the price of the Underlier is above the Barrier Value.  See “Many Economic and Market Factors Will Impact the Value of the Notes.”

•
Reinvestment Risk — If your Notes are called, the term of the Notes could be as short as approximately three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the Maturity Date.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

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•
Lack of Liquidity — The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•
Suitability of the Notes for Investment — You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the index supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•
We May, But Are Not Obligated to, Redeem the Notes upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event — We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described under “Supplemental Terms of Notes” in this free writing prospectus).

Commodity futures contracts, such as those composing by the Underlier, are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act,” provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets.  Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity derivatives markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the CFTC, to adopt rules on a variety of issues, many of which have been adopted and have become effective. In addition, certain significant components of the Dodd-Frank Act regulatory scheme, including registration and reporting requirements, as well as centralized clearing requirements for certain products and market participants, have been implemented. However, the Dodd-Frank Act regulatory scheme has not yet been fully implemented, and the ultimate impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses.  This requirement has become effective for certain categories of interest rate and credit default swaps.  It is anticipated that other products will become subject to the mandatory centralized execution and clearing requirement in the future.  In addition, the legislation requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC, subject to certain requirements, to adopt rules with respect to the establishment of limits on futures and swap positions on physical commodities that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation, and the CFTC has proposed such rules. In addition, the CFTC will apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts on physical commodities as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. Industry trade groups filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits. On September 28, 2012, the U.S. District Court for the District of Columbia granted a summary judgment motion in favor of the industry trade groups that vacated and remanded the position limit rules adopted by the CFTC. On November 5, 2013, the CFTC voluntarily dismissed its appeal of the ruling and re-proposed for public comment new position limit rules largely similar to the vacated rules. If ultimately adopted by the CFTC, the position limit rules will likely limit transactions in the futures and over-the-counter derivative markets and could substantially reduce liquidity and increase commodity market volatility. This could, in turn, adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.  In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap and futures markets, which would further restrict liquidity, increase volatility and adversely affect prices, which could in turn adversely affect the value of the Underlier.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority (“ESMA”), which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts such as the Underlier, which could

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adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. The European Commission has also adopted the European Market Infrastructure Regulation (“EMIR”), which requires many over-the-counter derivatives to be centrally cleared and, together with technical standards published and to be published by ESMA, will establish margin and capital requirements for non-centrally cleared over-the-counter derivatives. There exists potential for inconsistency between regulations issued by the CFTC and technical standards adopted under EMIR, which could lead to market fragmentation.

Any of the restrictions described above could restrict or prevent our ability to hedge our obligations under the Notes.  If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes.

If we exercise our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive upon an Automatic Call or at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts included in the Underlier, which could adversely affect the level of the Underlier and, in turn, the return on and the value of the Notes.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

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We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In on Behalf of Our Customers or for Proprietary Accounts — We and our affiliates expect to engage in trading activities related to the components of the Underlier (including the underlying commodity futures contracts), physical commodities underlying those futures contracts, futures or options on or related to components of the Underlier or the Underlier, or other derivative instruments with returns linked to the performance of components of the Underlier or the Underlier, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of the commodity futures contracts, or derivatives based on prices of those commodity futures contracts, to which the Underlier also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Supplemental Terms of the Notes—Hedging Disruption Redemption Event” above for more information.  We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

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The Notes May Be Subject to Certain Risks Specific to Natural Gas — The Underlier is an energy-related index. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

o	changes in the level of industrial and commercial activity with high levels of energy demand;

o	disruptions in the supply chain or in the production or supply of other energy sources;

o	technological advances or the discovery of new natural gas reserves leading to increases in the worldwide production of natural gas;

o	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;

o	adjustments to inventory;

o	variations in production and shipping costs;

o	geopolitical events; and

o	costs associated with regulatory compliance, including environmental regulations; and

o	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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Owning the Notes Is Not the Same as Owning the Commodity Underlying the Underlier, Futures Contracts for Such Commodity or Certain Other Commodity Related Contracts Directly — The return on your Notes will not reflect the

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return you would realize if you had actually purchased the commodity underlying the Underlier, futures contracts for such commodity or any exchange-traded or over-the-counter instruments based on the commodity.  You will not have any rights that holders of such assets or instruments have.

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Prices of Commodity Futures Contracts Are Highly Volatile and May Change Unpredictably — Prices of commodity futures contracts are highly volatile and, in many sectors, have experienced increased volatility in recent periods. Prices of commodity futures contracts are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some natural gas-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Underlier and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

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Future Prices of the Components of the Underlier that Are Different Relative to Their Current Prices May Result in a Lower Level for the Underlier — The Underlier is composed of commodity futures contracts rather than physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Underlier approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a futures contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October may be replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract.  While certain of the contracts included in the Underlier have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the contracts reflected in the Underlier have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Underlier and, accordingly, and any payments you may receive under the terms of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention.  Certain exchanges, or the U.S. Commodity Futures Trading Commission, commonly referred to as the “CFTC,” could suspend or terminate trading in a particular futures contract or contracts in order to address market emergencies.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the value of the Underlier, therefore, the value of the Notes.

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The Notes Provides Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — The Underlier is composed of futures contracts on natural gas and does not provide exposure to natural gas spot prices.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

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Single Commodity Futures Contract Prices Tend to Be More Volatility Than, and May Not Correlate with, the Prices of Commodities Generally — The Underlier tracks futures contract on a single commodity and not a diverse basket of commodities or commodity futures contracts.  The level of the Underlier may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally.  Because the Underlier tracks futures contract on a single commodity, the Notes carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

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Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the price of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the price of the natural gas, and of the prices of exchange-traded futures contracts for the purchase or delivery of the natural gas;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	global supply and demand for natural gas, and supply and demand for exchange-traded futures contracts for the purchase or delivery of the natural gas;

o	a variety of economic, financial, political, regulatory or judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally,

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the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected.  In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Description of the Underlier

S&P GSCI® Natural Gas Index Excess Return

The Underlier is a single-component sub-index version of the S&P GSCI® that is designed to be a benchmark for natural gas as an asset class.  As presently constituted, the only contract in the S&P GSCI® used to calculate the Underlier is the natural gas futures contract traded on the New York Mercantile Exchange (“NYMEX”).  For a description of the S&P GSCI®, see the information set forth under “Non-Proprietary Indices—Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.  The natural gas contract (Reuters ticker: NG) included in the Underlier changes each month because the contract included in the Underlier at any given time is currently required to be the natural gas futures contract traded on NYMEX with the closest expiration date (the “front-month contract”).  The Underlier incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Underlier gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Underlier, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Underlier.  Over time, this monthly roll-over leads to the inclusion of many different individual natural gas futures contracts in the Underlier.  The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract.  As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Level of the Underlier

The Underlier incorporates the returns of those contracts in the S&P GSCI® that compose the Underlier (currently only the natural gas futures contract traded on NYMEX) and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery.

The level of the Underlier on any S&P GSCI business day is equal to the product of (1) the level of the Underlier on the immediately preceding S&P GSCI business day and (2) one plus the contract daily return.  The contract daily return on any given day is equal to the sum, for each of the commodities included in the Underlier, of the applicable daily contract reference price on the relevant contract (currently only the natural gas futures contract traded on NYMEX) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Underlier on the preceding day.

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License Agreement

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes or the ability of the S&P GSCI® or any of its sub-indices to track general stock market performance.

S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the Underlier, which are determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Underlier. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE UNDERLIER OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLIER OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLIER OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P GSCI®, S&P GSCI® Index, S&P GSCI® Total Return Index, S&P GSCI® Natural Gas Index Excess Return and S&P GSCI® Commodity Index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC.

Historical Information

The first graph below sets forth the historical performance of the Underlier based on the daily closing levels from January 2, 2002 through March 28, 2014, and the second graph below sets forth the historical performance of the Underlier based on the daily closing levels from January 2, 2009 through March 28, 2014.  The closing level of the Underlier on March 28, 2014 was 41.34914.

We obtained the closing levels of the Underlier below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the Underlier should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlier on any day during the term of the Notes, including on the Review Dates or any of the Averaging Dates.  We cannot give you assurance that the performance of the Underlier will result in the return of any of your initial investment.

On October 1, 2012, the level of the Underlier was rebased as of the open of business by adjusting its levels by a multiplier of 100.  In other words, the level of the Underlier commencing at the open of business on October 1, 2012 was equal to the closing level of the Underlier on September 30, 2012 multiplied by 100, and all historical levels of the Underlier were similarly adjusted by a factor of 100.  The graphs below reflect the historical levels of the Underlier for the period indicated, rebased as described above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Pricing Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer and will receive a fee pursuant to its agreement that will not exceed $5.00 per $1,000 principal amount Note. J.P. Morgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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